UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-32995

                               MedSolutions, Inc.
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             (Exact name of registrant as specified in its charter)

                                12750 Merit Drive
                           Park Central VII, Suite 770
                               Dallas, Texas 75251
                                 (972) 931-2374
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                        (Address, including zip code, and
                    telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $0.001
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)       [  ]
     Rule 12g-4(a)(1)(ii)      [  ]              Rule 12h-3(b)(1)(ii)      [  ]
     Rule 12g-4(a)(2)(i)       [  ]              Rule 12h-3(b)(2)(i)       [  ]
     Rule 12g-4(a)(2)(ii)      [  ]              Rule 12h-3(b)(2)(ii)      [  ]
                                                 Rule 15d-6                [  ]

Approximate  number of holders of record as of the certification or notice date:
One.

     Pursuant to the requirements of the Securities Exchange Act of 1934, MedSolutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 13, 2007             By: /s/ Frank J.M. ten Brink
                                    ----------------------------
                                            Name: Frank J.M. ten Brink
                                            Title: Vice President